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                                                                     EXHIBIT 4.4


                          CERTIFICATE OF DESIGNATION
                          OF SERIES L PREFERRED STOCK
                                      OF
                           BAKER HUGHES INCORPORATED


        Baker Hughes Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        That, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of said Corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, as amended, said Board of Directors, at a meeting thereof duly and regularly held on December 5, 1990, adopted recitals and resolutions providing for the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of certain series of preferred stock, which recitals and resolutions are as follows:

                WHEREAS, the Restated Certificate of Incorporation of this Corporation provides for a class of shares of preferred stock, par value $1.00 per share, issuable from time to time in one or more series; and

                WHEREAS, the Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares constituting any such series, and

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        to determine the designation thereof, or any of them; and

                WHEREAS, in connection with the combination (the "Combination") of Baker International Corporation ("Baker") and Hughes Tool Company pursuant to the Agreement and Plan of Reorganization, dated October 22, 1986, this Corporation assumed the obligations of Baker with respect to the convertible subordinated debentures of Baker issued under Baker's 1982 Convertible Debenture Plan as amended;

                WHEREAS, prior to the consummation of the Combination, the outstanding debentures were convertible into Series A through H Preferred Stock of Baker;

                WHEREAS, pursuant to the Combination, the outstanding debentures are now convertible into preferred stock of the same designated series of this Corporation;

                WHEREAS, the Board of Directors of this Corporation has previously authorized a series of One Hundred Thirty-six Thousand, Three Hundred Twenty-Four (136,324) shares of Preferred Stock designated as Series I Preferred Stock, of which Nineteen Thousand One-Hundred Thirty-seven (19,137) have been issued; and

                WHEREAS, the Board of Directors of this Corporation has previously authorized a series of One Hundred Seventy-five Thousand, Six Hundred Seven (175,607) shares of Preferred Stock designated as Series J Preferred Stock, of which Sixty-two Thousand, One Hundred Eighty-one (62,181) shares have been issued; and

                WHEREAS, the Board of Directors of this Corporation has previously authorized a series of One Hundred Seventy-seven Thousand, Eight Hundred Sixty-six (177,866) shares of Preferred Stock designated as Series K Preferred Stock, no shares of which have been issued; and

                WHEREAS, the Board of Directors of this Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to the twelfth series of preferred stock into which such debentures are convertible (such twelfth series hereinafter referred to as the "Series L Preferred Stock") and the number of


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        shares constituting and the designation of such series;

                NOW THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines there shall be a series of Preferred Stock designated Series L Preferred Stock; that the number of shares of such series shall be One Hundred Seventy-Nine Thousand Eight Hundred Eight (179,808); and that the preferences and relative, optional and other special rights of the Series L Preferred Stock and the qualifications, limitations or restrictions of such preferences and/or rights shall be as follows:

                1. DIVIDENDS. The holders of record of Preferred Stock shall be entitled to receive, out of funds legally available therefor, cash dividends at the rate of $2.15 per share per fiscal year. All dividends payable hereunder shall be payable quarterly or otherwise as the Board of Directors may from time to time determine when and as declared by the Board of Directors. The right to such dividends on Preferred Stock shall not be cumulative and no right shall accrue to the holders of such shares by reason of the fact that dividends on such shares are not declared in any prior year. The holders of Preferred Stock shall be entitled to no other cash dividends in excess of the dividends at said rate.

                2. REDEMPTION. Any series of the Preferred Stock may be redeemed, in whole or in part, out of funds legally available therefor, at the option of the Corporation by vote of its Board of Directors, at any time or from time to time, at the redemption price equal to $28.50 per share, plus an amount equal to all dividends declared but unpaid at the date fixed for redemption (such price, plus such dividend, is hereafter referred to as the "redemption price").

                In case of the redemption of only a part of any series of the outstanding Preferred Stock, this Corporation shall designate by lot the shares to be redeemed or shall effect such redemption pro rata.

                Not more than 60 days, but at least 20 days prior to the date fixed for redemption, a written notice shall be mailed to each holder of record of Series L Preferred Stock to be redeemed, by certified mail with postage prepaid, addressed to each holder at his address as shown on the records




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        of the Corporation (a) notifying each holder of the election of the
        Corporation to redeem such shares, (b) stating the date fixed for redemption thereof, (c) setting forth the redemption price and (d) stating the place at which each holder may obtain payment of the redemption price upon surrender of his share certificates.

                On or after the date fixed in such notice of redemption, each holder of Series L Preferred Stock to be redeemed shall present and surrender his certificate or certificates representing such stock to this Corporation at a place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In case less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the date fixed in any such notice as the date of redemption, unless default is made in the payment of the redemption price, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease, and such shares shall not thereafter be transferred on the books of the Corporation, and such stock shall not be deemed to be outstanding for any purpose whatsoever.

                The Corporation may at its option at any time after such notice of redemption has been given, deposit a sum sufficient to redeem, on the date fixed for redemption, shares of Series L Preferred Stock called for redemption and not yet redeemed with a bank or trust company in the United States, as a trust fund for the benefit of the respective holders of the shares designated for redemption, and such deposit, from and after the date fixed for redemption, shall constitute full payment of the redemption price of the shares to the holders thereof and shall be conclusive evidence that no default shall be made in the payment of the redemption price as to such shares.

                3. LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the holders of shares of Series L Preferred Stock outstanding shall be entitled to receive, or to have deposited in trust for them as provided in Section 2 hereof, out of assets of the

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        Corporation, before any distribution of any asset shall be made to the holders of Common Stock or other shares junior to the Series L Preferred Stock as to distribution of assets, an amount which shall be equal to $28.50 per share plus an amount equal to declared but unpaid dividends thereon. After the holders of Series L Preferred Stock shall have received the foregoing amounts per share plus an amount equal to declared but unpaid dividends as aforesaid, they shall not participate in any remaining assets and surplus funds of the Corporation.

                If the amounts which each of the holders of the shares of the Series L Preferred Stock, and any other series of preferred stock of the Corporation ranking equally as to distribution of assets with the shares of Series L Preferred Stock, are entitled to receive in such events are not paid, or deposited in trust, in full, the shares of Series L Preferred Stock and of such other series shall share ratably in any distribution of assets in accordance with the amounts which would be payable on such distribution if all amounts to which the holders of the Series L Preferred Stock and of each such series are entitled were paid, or deposited in trust, in full.

                Neither the merger of the Corporation with or into any other corporation nor the sale of all or substantially all of its assets shall be deemed a dissolution, liquidation or winding up of the Corporation within the meaning of this Section.

                4. CONVERSION RIGHTS. The holders of shares of Series L Preferred Stock shall have conversion rights as follows:

                (a) The shares of Series L Preferred Stock shall be convertible, at the option of the respective holders thereof, at the office of the Corporation into fully paid and nonassessable shares (calculated to the nearest 1/100th of a share, fractions less than 1/100th of a share being disregarded) of Common Stock of the Corporation, at the conversion price in effect at the time of conversion determined as hereinafter provided, each share of the Series L Preferred Stock being taken at $28.50 for the purposes of such conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of Series L Preferred Stock of any series (herein called the "conversion price"),




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        shall be initially $28.50 per share of Series L Preferred Stock, i.e., upon conversion, each share of Series L Preferred Stock will be exchanged for one share of Common Stock. Such initial conversion price shall be subject to adjustment from time to time in certain instances, as hereinafter provided. The Corporation shall make payment or adjustment on account of any dividends declared but not paid on shares of Series L Preferred Stock surrendered for conversion. In case of the call for redemption of any shares of Series L Preferred Stock, such right of conversion shall terminate as to the shares designated for redemption, at the close of business on the day preceding the day fixed for redemption, unless default is made in the payment of the redemption price.

                (b) Before any holder of Series L Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation that he elects to convert the same and shall state in writing therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. If the holder fails to specify the name in which certificates are to be issued, they shall be issued in his name. The Corporation, as soon as practicable thereafter, shall issue and deliver at such office to such holder of Series L Preferred Stock or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series L Preferred Stock to be converted (or, in the event of a proposed redemption and if the Corporation so allows, on the date of receipt of satisfactory notice of conversion if certificates of Series L Preferred Stock so converted are thereafter delivered to the Corporation within 30 days), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.


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                (c) The conversion price of Series L Preferred Stock shall be subject to adjustment, at any time or from time to time hereafter, if the Corporation shall issue or sell any shares of Common Stock, under the circumstances set forth in subsections 4(d)(1) or 4(f) hereof, for a consideration per share less than the conversion price of Series L Preferred Stock in effect immediately prior to such issue or sale ("Current Conversion Price"). In any such event, forthwith upon such issue or sale, the Current Conversion Price for Preferred Stock in effect immediately prior to such issue or sale shall be reduced to a price (calculated to the nearest cent) determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Current Conversion Price for Preferred Stock, and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale. No adjustment of the Current Conversion Price for Preferred Stock, however, shall be made in an amount less than $1.00 per share, but any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $1.00 per share or more.

                (d) For the purposes of such adjustments, the following provisions shall be applicable:

                     (1) In case at any time the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, any Common Stock issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.


                     (2) In case at any time the Corporation shall take a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution payable in Common Stock, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the

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     granting of such right of subscription or purchase, as the case may be.

          (3) The number of shares of Common Stock outstanding at any given time shall include all shares of Common Stock issuable in respect of script certificates issued in lieu of fractions of common shares of Common Stock.

     (e) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants to purchase Common Stock and any dividend or distribution paid in cash out of the retained earnings of the Corporation), the Current Conversion Price shall be adjusted so that it shall equal the price determined by multiplying the Current Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (as determined by the Board of Directors of the Corporation) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

     (f) In case at any time the Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Current Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced and conversely, in case the outstanding shares of Common Stock of the Corporation, shall be combined into a smaller number of shares, the Current Conversion Price in effect immediately prior to such combination shall be proportionately increased.

     (g) Whenever the Current Conversion Price is adjusted, as herein provided, the Corporation shall promptly mail to each holder of Series L Preferred Stock notice of such adjustment, which notice shall set forth a brief statement of the facts requiring such adjustment.


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     (h) In case of any capital reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with or into another corporation or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series L Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series L Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the shares of Series L Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the shares of Series L Preferred Stock.

     (i) In case:

          (1) the Corporation shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, other than ordinary cash dividends; or

          (2) the Corporation shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

          (3) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation into another corporation; or


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          (4) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be mailed to the holders of record of Series L Preferred Stock or any security convertible into Series L Preferred Stock at their last addresses as they shall appear on the records of the Corporation, at least 20 days (or 10 days in any case specified in clauses (1) and (2) above) prior to the applicable record date hereinafter specified, a notice stating (1) the date on which a record is to be taken for the purpose of such dividend or distribution of rights, or, if a record is not to be taken, the date as of which the holders of Common Stock of record would be entitled to such dividend or distribution of rights, and (2) the date on which such capital reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other assets deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up.

     (j) The Corporation will at all times reserve and keep available out of its authorized Common Stock and/or shares of its Common Stock then owned or held by or for the account of the Corporation, solely for the purpose of delivery upon conversion of Series L Preferred Stock such number of shares of Common Stock as shall then be deliverable upon the conversion of all outstanding or potentially issuable Series L Preferred Stock. All shares of Common Stock which shall be so deliverable shall be duly and validly issued and fully paid and nonassessable.

     (k) If any shares of Common Stock required to be reserved for purposes of conversion of Series L Preferred Stock require registration with or approval of any governmental authority under any federal or state law, or listing upon any national securities exchange, before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as




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possible endeavor to cause such shares to be duly registered, approved or listed, as the case may be.

     (l) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series L Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series L Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     (m) No fractional shares of Common Stock shall be issued upon the conversion of shares of Series L Preferred Stock. If any fractional interest in a share of Common Stock would, except for the provisions of this subsection 4(m), be deliverable upon the conversion of any shares of Series L Preferred Stock, the Corporation shall, in lieu of delivering the fractional share therefor, adjust such fractional interest by payment to the holder of such surrendered shares of Series L Preferred Stock of an amount in cash equal (computed to the nearest cent) to the current market value of such fractional interest, as determined in good faith by the Board of Directors of the Corporation. This subsection shall similarly apply to successive issues, sales, split-ups, combinations, reclassifications or reorganizations.

     5. Voting Rights. Except as provided by law or as provided above, the holders of Series L Preferred Stock shall not be entitled to notice of stockholders' meetings or to vote upon the election of directors or upon any other matter.

     RESOLVED FURTHER, the Chairman of the Board, the President or any Vice President, and the Secretary, the Chief Financial Officer, the Treasurer, or any Assistant Secretary or Assistant Treasurer of this Corporation are each authorized to execute, verify and file a certificate of
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determination of preferences in accordance with Delaware law;

     IN WITNESS WHEREOF, said Baker Hughes Incorporated has caused this Certificate to be signed by Thomas Cason, its Senior Vice President, and attested by Linda J. Smith, its Assistant Secretary, this 5th day of December, 1990.

                                       BAKER HUGHES INCORPORATED



                                       By: THOMAS CASON
                                           -----------------------------
                                           Thomas Cason
                                           Senior Vice President


ATTEST:

By: LINDA J. SMITH
    ---------------------------
    Linda J. Smith
    Assistant Secretary